SEATTLE GENETICS, INC.

2001 Executive Performance Plan

Objective

The objective of this program is to reward and recognize members of the Company’s management team for the successful attainment of corporate goals and objectives and individual performance toward meeting those goals and objectives for 2001.

Eligibility

Employees at the Associate Director level and above are eligible to participate in this program. Eligibility of other positions is subject to approval in the sole discretion of the Company’s Compensation Committee of the Board of Directors.  (See "Conditions" set forth below.)

Employees must be employed in an eligible position through December 1, 2001 in order to participate in the program for 2001.  Employees hired or promoted into an eligible position after January 1, 2001, but prior to December 1, 2001 will be eligible to earn a pro-rated bonus payment based on their period of participation from their date of hire or eligibility through December 1, 2001.  Eligible employees who change management positions during the year will be eligible to earn a pro-rated bonus payment based on time served in each eligible position. Participants must be considered an active employee on the date of bonus payout in order to be eligible for payout under the plan guidelines.

Eligible employees at the level below Vice President may also receive the Company's periodic milestone awards, which may be paid to specific departments or the Company at large in recognition for the successful accomplishment of a milestone event.  All employees at the level of Vice President and above are not eligible to receive periodic milestone awards.

Program Criteria

The Board of Directors or its Compensation Committee will establish the corporate goals and objectives for the year based on recommendations from the Chief Executive Officer and President.  Upon approval, these corporate goals and objectives will be communicated to all eligible program participants.  Seventy-five percent (75%) of the participant's annual performance bonus will be based on the attainment of these corporate goals and objectives.  Twenty-five percent (25%) of the annual performance bonus will be based on individual performance toward meeting these corporate goals and objectives.

Toward the close of the calendar year the Board of Directors will evaluate, measure and determine the success of the Company’s management teams efforts toward the attainment of the corporate goals and objectives.   Based on this assessment, the Compensation Committee of the Board will set the percentage of bonus that will be awarded for the corporate portion of the program.

The Chief Executive Officer and President will evaluate the contribution of each eligible participant (other than themselves) towards the attainment of the approved corporate goals and objectives for the calendar year.  (The Board of Directors or the Compensation Committee will evaluate the contribution of the Chief Executive Officer and President.) Recommendations will be provided to the Compensation Committee of the Board of Directors for consideration in their determination of the individual portion of the total bonus payment to be earned by each participant based on their individual performance toward meeting the corporate goals and objectives.

Participants will need to successfully achieve at least half (50%) of their expected individual contributions toward corporate goals and objectives in order to be eligible to receive any payment under this program.

Bonus Payments

Payments will be processed in the next practical payroll cycle following the date of approval by the Board of Directors or its Compensation Committee.

Bonus payments will be based on the base pay rate of an eligible participant as of December 1, 2001.  Payments will be made minus all applicable payroll deductions.

Participants whose employment terminates for any reason prior to the bonus payouts will not be eligible to receive a bonus payment

Leave of Absence

Employees on an approved leave of absence of longer than 30 days will be eligible to receive a pro-rated payout based on the number of months they were an active employee.  If an employee is on an approved leave of absence on the date bonus payout is made, the employee will be eligible to receive payout, if any, upon return from the leave of absence.

Target Awards

The target awards for successful achievement of the 2001 corporate goals and objectives shall be determined by the Board, such target awards to range from 3% to 30% of base salary depending on the level of management responsibility.

Conditions

This program may be amended, modified or terminated at any time, for any reason within the sole discretion of the Compensation Committee of the Board of Directors or by the Board of Directors itself.  This may be done with or without notice to the participants. These changes may be retroactive or prospective, as determined in the sole discretion of the Compensation Committee or the Board. Additionally, this program may not be modified by any oral statement; it may only be modified in writing in a form authorized by the Compensation Committee or the Board.  Also, the Compensation Committee or the Board of Directors expressly reserves the right to decide that this program should not apply due to individual circumstances.  Such decision(s) will be made in the sole discretion of the Compensation Committee or the Board.  Accordingly, no one should rely on this statement as a firm commitment and no one should rely on any oral statements made about any change to the program.

As a reminder, your employment with the Company is on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason, with or without cause or advance notice.  This program sets forth the terms of the Executive Performance Plan with the Company and supersedes any prior representations or agreements, whether written or oral.